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Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Konica Minolta Opto, Inc. Extends Product Development Licensing
Agreement with $750,000 Payment to Guided Therapeutics

NORCROSS, GA (March 30, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless biophotonic testing platform for the early detection of disease, today announced that Konica Minolta Opto, Inc. of Tokyo has extended its licensing agreement to co-develop non-invasive cancer detection products.

Under terms of the agreement, Konica Minolta Opto will pay Guided Therapeutics a $750,000 fee to extend the agreement for one year.  This is in addition to approximately $1.7 million the company expects to receive, over the course of the next 12 months, for the co-development of its first product in conjunction with Konica Minolta Opto for the detection and monitoring of esophageal pre-cancer called Barrett’s esophagus.

The products being developed with Konica Minolta Opto are based on the company’s non-invasive cervical disease detection technology, which is undergoing the U.S. Food and Drug Administration’s premarket approval process.  In addition to the Barrett’s esophagus product, Konica Minolta Opto retains the rights to apply the technology to lung cancer.

“We continue to enjoy a strong working relationship with Konica Minolta Opto and believe that the continuation of our licensing agreement will likely lead to the first product line extension to be built upon our non-invasive cancer scanning platform technology,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics, Inc. “With the recent approval to begin human clinical studies, we expect to begin enrolling subjects in the second or third quarter of this year, which will be a key milestone for the company.”

“We are pleased to continue our relationship with Guided Therapeutics to co-develop and market non-invasive cancer detection products,” said Akira Suzuki, General Manager, LC Business Department for Konica Minolta Opto.  “We believe that these new technologies have the potential to improve the early detection of disease which is proven to save lives.”

According to the World Health Organization (WHO), esophageal cancer ranks just below cervical cancer in newly diagnosed cases.  New cases of esophageal cancer are estimated at 410,000 worldwide, with more than 16,000 new cases a year and more than 14,000 deaths in the U.S. alone.  Barrett’s esophagus is believed to be caused by excessive acid reflux.

About The Technology Platform

The Guided Therapeutics disease detection platform, which consists of a base unit and single-patient-use calibration disposable, scans tissue with light to identify cancer and pre-cancer painlessly and non-invasively.  The proprietary, patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike traditional tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

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Guided Therapeutics – KMOT
March 30, 2011

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components, including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks.  Visit www.konicaminolta.com/opt/index.html for more information.

About Guided Therapeutics
Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease, based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the Guided Therapeutics technology was able to detect cervical cancer up to two years earlier than conventional modalities.  The technology is designed to provide an objective result at the point-of-care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the company’s technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics Non-invasive Cervical Cancer Detection Device and Barrett’s Esophagus Device are investigational devices and are limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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